Exhibit 99.1

CACI Completes Acquisition of
Digital Systems International Corporation

Arlington, VA - November 1, 2001 - CACI International Inc (NASDAQ: CACI) announced today it has completed the purchase of Digital Systems International Corporation (DSIC). The acquisition supports CACI's strategic growth plans to expand and grow its portfolio of systems integration, managed network services and information assurance capabilities and customers. The transaction is anticipated to be accretive to earnings during CACI's current fiscal year. The impact of the transaction on the Company's revenue and earnings was included in the Company's previously announced guidance.

DSIC, headquartered in Arlington, Virginia, has approximately 550 employees in locations in Virginia, Maryland, Alabama, South Carolina, and California. The company implements enterprise resource planning (ERP) systems, including large-scale financial and human resource systems and, e-procurement applications; develops client server and web-enabled applications; operates an enterprise networking and information assurance practice; solves complex business problems with a highly recognized process modeling and simulation methodology; and provides acquisition/program management consulting services, primarily for the Federal Government. Revenue for DSIC for the last 12 months was approximately $55 million.

Commenting on the transaction, Dr. J.P. London, Chairman and CEO of CACI International Inc, stated, "We welcome DSIC's employees to CACI. The addition of their superb skills and expertise will enhance CACI's solutions and broaden our customer base, particularly within our systems integration and managed network services lines of business. Acquisitions like this are a key part of our goal to reach $1 billion in revenues by FY 2005. We look forward to a successful relationship with DSIC's management team, employees, and their customers."

Guidance for Fiscal Year 2002

The company also reiterates its Q2 and full year FY02 guidance:

	Q2, FY02	FY02

Revenue (in thousands)	$155,000 -- $162,000	$630,000 -- $660,000
Diluted earnings per share	$0.56 -- $0.61	$2.48 -- $2.60

CACI International Inc, a member of the Russell 2000 and S&P SmallCap 600 indices, is a worldwide leader in information technology and communications solutions. Founded on simulation technology in 1962, the company has evolved a diverse solutions portfolio for today's net economy. From across the technology spectrum, CACI integrates the networks, systems, and software for telecommunications, e-Commerce, information assurance, and all forms of information management. CACI centers of excellence are unique in the industry, offering "try-before-buy" solutions so clients save time and resources. With approximately 5,000 employees and more than 90 offices in the U.S. and Europe, CACI meets complex client challenges with comprehensive, reliable solutions. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom (including the potential economic impact from livestock related diseases); changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business with the Department of Justice, the Federal Aviation Agency, the Defense Information Systems Agency, and others and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement such as bid protests and termination risks, including the possible discontinuance of the U.S. Government's Tobacco litigation; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete acquisitions and successfully integrate appropriate to achievement of our strategic plans, including the DSIC acquisition; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our business; and our own ability to achieve the objectives of near term or long range business plans, particularly those relating to investments in new product development and new business initiatives, and other risks described in the Company's Securities and Exchange Commission filings.

# # #

For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com